Exhibit 10.1

Published CUSIP Number: __________
Revolving Credit CUSIP Number: __________

$300,000,000
AMENDED AND RESTATED 4-YEAR CREDIT AGREEMENT
dated as of November 13, 2013,
by and among
FAMILY DOLLAR STORES, INC.,
as Borrower,
the Lenders referred to herein,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Fronting Bank,
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent and Fronting Bank,
and
BRANCH BANKING AND TRUST COMPANY
and
FIFTH THIRD BANK,
as Documentation Agents

WELLS FARGO SECURITIES, LLC,
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
Page

ARTICLE I	DEFINITIONS 1

SECTION 1.1	Definitions 1

SECTION 1.2	Other Definitions and Provisions 16

SECTION 1.3	Accounting Terms 17

SECTION 1.4	Rounding 17

SECTION 1.5	References to Agreement and Laws 17

SECTION 1.6	Times of Day 17

SECTION 1.7	Letter of Credit Amounts 17

ARTICLE II	THE CREDIT FACILITIES 17

SECTION 2.1	Revolving Credit Loans 17

SECTION 2.2	Swingline Loans 18

SECTION 2.3	Procedure for Advances of Revolving Credit Loans and
Swingline Loans                        19

SECTION 2.4	[Reserved] 19

SECTION 2.5	Repayment and Prepayment of Loans 19

SECTION 2.6	Adjustment of the Aggregate Commitment 20

SECTION 2.7	Termination of Revolving Credit Facility 20

SECTION 2.8	Optional Extension of the Maturity Date 20

SECTION 2.9	Increase of Aggregate Commitment 21

ARTICLE III	LETTER OF CREDIT FACILITY 22

SECTION 3.1	Syndicated Letters of Credit 22

SECTION 3.2	Fronted Letters of Credit 23

SECTION 3.3	Terms of Letters of Credit 25

SECTION 3.4	Commissions and Other Charges 26

SECTION 3.5	Obligations Absolute 26

SECTION 3.6	Effect of Letter of Credit Application 27

SECTION 3.7	Existing Fronted Letters of Credit 27

ARTICLE IV	GENERAL LOAN PROVISIONS 27

SECTION 4.1	Interest 27

SECTION 4.2	Notice and Manner of Conversion or Continuation of Loans 28

SECTION 4.3	Fees 28

SECTION 4.4	Manner of Payment 28

SECTION 4.5	Evidence of Debt 29

SECTION 4.6	Adjustments 29

SECTION 4.7	Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent 30

SECTION 4.8	Changed Circumstances 30

SECTION 4.9	Indemnity 31

SECTION 4.10	Increased Costs 31

SECTION 4.11	Taxes 32

SECTION 4.12	Mitigation Obligations; Replacement of Lenders 35

SECTION 4.13	Defaulting Lenders 35

ARTICLE V	CLOSING; CONDITIONS OF CLOSING AND BORROWING 37

SECTION 5.1	Conditions to Closing and Initial Extensions of Credit 37

SECTION 5.2	Conditions to All Extensions of Credit 39

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE BORROWER 39

SECTION 6.1	Representations and Warranties 39

SECTION 6.2	Survival of Representations and Warranties, Etc 43

ARTICLE VII	FINANCIAL INFORMATION AND NOTICES 43

SECTION 7.1	Financial Statements 44

SECTION 7.2	Officer’s Compliance Certificate 44

SECTION 7.3	Other Reports 44

i

SECTION 7.4	Notice of Default and Other Matters 45

SECTION 7.5	Accuracy of Information 45

ARTICLE VIII	AFFIRMATIVE COVENANTS 46

SECTION 8.1	Corporate Existence, Etc 46

SECTION 8.2	Maintenance of Property 46

SECTION 8.3	Insurance 46

SECTION 8.4	Books and Records 46

SECTION 8.5	Payment of Taxes and Claims 46

SECTION 8.6	Compliance With Law 46

SECTION 8.7	Visits and Inspections 46

SECTION 8.8	Use of Proceeds 47

SECTION 8.9	Further Assurances 47

SECTION 8.10	Compliance with Anti-Terrorism Laws 47

ARTICLE IX	FINANCIAL COVENANTS 47

SECTION 9.1	Consolidated Leverage Ratio 47

SECTION 9.2	Consolidated Fixed Charge Coverage Ratio 47

SECTION 9.3	Priority Debt 47

ARTICLE X	NEGATIVE COVENANTS 47

SECTION 10.1	Limitations on Liens 47

SECTION 10.2	Limitations on Asset Dispositions 49

SECTION 10.3	Limitations on Mergers and Liquidation 49

SECTION 10.4	Transactions with Affiliates 49

SECTION 10.5	Certain Accounting Changes; Organizational Documents 50

SECTION 10.6	Restrictive Agreements 50

SECTION 10.7	Nature of Business 50

ARTICLE XI	DEFAULT AND REMEDIES 50

SECTION 11.1	Events of Default 50

SECTION 11.2	Remedies 52

SECTION 11.3	Rights and Remedies Cumulative; Non-Waiver; etc 53

SECTION 11.4	Crediting of Payments and Proceeds 53

SECTION 11.5	Administrative Agent May File Proofs of Claim 53

ARTICLE XII	THE ADMINISTRATIVE AGENT 54

SECTION 12.1	Appointment and Authority 54

SECTION 12.2	Rights as a Lender 54

SECTION 12.3	Exculpatory Provisions 54

SECTION 12.4	Reliance by the Administrative Agent 55

SECTION 12.5	Delegation of Duties 55

SECTION 12.6	Resignation of Administrative Agent 55

SECTION 12.7	Non-Reliance on Administrative Agent and Other Lenders 56

SECTION 12.8	No Other Duties, etc 56

ARTICLE XIII	MISCELLANEOUS 56

SECTION 13.1	Notices 56

SECTION 13.2	Amendments, Waivers and Consents 57

SECTION 13.3	Expenses; Indemnity 58

SECTION 13.4	Right of Set-off 60

SECTION 13.5	Governing Law 60

SECTION 13.6	Waiver of Jury Trial 61

SECTION 13.7	Reversal of Payments 61

SECTION 13.8	Punitive Damages 61

SECTION 13.9	Accounting Matters 61

SECTION 13.10	Successors and Assigns; Participations 61

SECTION 13.11	Confidentiality 64

SECTION 13.12	Performance of Duties 65

SECTION 13.13	All Powers Coupled with Interest 65

SECTION 13.14	Survival of Indemnities 65

SECTION 13.15	Titles and Captions 65

SECTION 13.16	Severability of Provisions 65

SECTION 13.17	Counterparts 65

SECTION 13.18	Integration; Inconsistencies with Other Documents 65

SECTION 13.19	Term of Agreement 65

SECTION 13.20	Advice of Counsel, No Strict Construction 66

SECTION 13.21	USA Patriot Act 66

SECTION 13.22	Independent Effect of Covenants 66

SECTION 13.23	Subsidiary Guarantors 66

SECTION 13.24	Amendment and Restatement; No Novation 66

EXHIBITS
Exhibit A-1    -    Form of Revolving Credit Note
Exhibit A-2    -    Form of Swingline Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Notice of Account Designation
Exhibit D    -    Form of Notice of Prepayment
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Extension Notice
Exhibit G    -    Form of Officer’s Compliance Certificate
Exhibit H    -    Form of Assignment and Assumption
Exhibit I        -    Form of Syndicated Letter of Credit
Exhibit J        -    Form of Subsidiary Guaranty Agreement

SCHEDULES
Schedule 1.1(a)        -    Fronting Bank Sublimits
Schedule 1.1(b)        -    Lenders and Revolving Credit Commitments
Schedule 1.2        -    Closing Date Letters of Credit
Schedule 6.1(b)        -    Subsidiaries and Capitalization
Schedule 6.1(g)        -    Licenses, Permits, Etc.
Schedule 6.1(p)        -    Existing Debt; Future Liens
Schedule 10.1        -    Existing Liens
Schedule 10.4        -    Transactions with Affiliates

AMENDED AND RESTATED 4-YEAR CREDIT AGREEMENT, dated as of November 13, 2013 by and among FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
WHEREAS, the Borrower is party to that certain Credit Agreement dated as of August 17, 2011 (as amended as of the date hereof without giving effect to the amendment and restatement set forth herein, the “Existing Credit Agreement”), by and among the Borrower, certain lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
WHEREAS, the Borrower has requested, and the Lenders have agreed, to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Additional Fronting Bank” means up to one (1) Lender, in addition to Wells Fargo and U.S. Bank, designated by the Borrower as an additional issuer of Fronted Letters of Credit pursuant to Section 3.2(f).
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Borrower, a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Commitment” means the aggregate Revolving Credit Commitments of all the Lenders, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Aggregate Commitment on the Closing Date shall be $300,000,000.
“Agreement” means this Amended and Restated 4-Year Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Terrorism Laws” means any Applicable Laws relating to terrorism, trade sanctions programs and embargoes or money laundering, and any regulation, order or directive promulgated, issued or enforced pursuant to such Applicable Laws, including, without limitation, (a) the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (c) the Currency and Foreign Transactions Reporting Act of 1970 (also known as the “Bank Secrecy Act”) ( 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (d) the PATRIOT Act and (e) the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), in each case as amended, supplemented or replaced from time to time.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Facility Fee	LIBOR Rate +	Base Rate +
I	Greater than or equal to 45.0%	0.250%	1.500%	0.500%
II	Greater than or equal to 35.0% but less than 45.0%	0.200%	1.300%	0.300%
III	Greater than or equal to 25.0% but less than 35.0%	0.175%	1.200%	0.200%
IV	Greater than or equal to 15.0% but less than 25.0%	0.150%	1.100%	0.100%
V	Less than 15.0%	0.125%	1.000%	0.000%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after receipt by the Administrative Agent of the Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1/2 of 1% and (c) except during any period of time during which a notice delivered to the Borrower under Section 4.8 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change in Control” means (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities Exchange Commission thereunder in effect on the date hereof) other than the Borrower in accordance with clause (d) below, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities Exchange Commission thereunder in effect on the date hereof) of fifty-one percent (51%) or more of the outstanding shares of the voting capital stock of the Borrower, (c) the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors or (d) a merger, consolidation or sale of all or substantially all of the assets of the Borrower in respect of which the Borrower is not the successor corporation. For purposes of this definition, “Continuing Director” means, as of any date of determination, any member of the board of directors of the Borrower who: (i) was a member of such board of directors on the date hereof or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
“Closing Date Letters of Credit” means those letters of credit existing on the Closing Date which were issued under the Existing Credit Agreement as “Fronted Letters of Credit” (as defined therein) and identified on Schedule 1.2.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
“Commitment Increase” has the meaning assigned thereto in Section 2.8.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Consent Date” has the meaning assigned thereto in Section 2.8.
“Consenting Lender” has the meaning assigned thereto in Section 2.8.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Debt” means, as of any date of determination, the total amount of all Debt of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.
“Consolidated EBITDAR” shall mean, for any period, Consolidated Net Income for such period plus (to the extent deducted or added in computing such Consolidated Net Income and without duplication) (a) depreciation, depletion, if any, and amortization expense for such period, (b) income tax expense for such period, (c) other non-cash items for such period, including without limitation, charges associated with store closings, (d) Consolidated Interest Expense and Lease Rentals for such period, and (e) non-recurring items, all as determined on a Consolidated basis in accordance with GAAP. For purposes of this Agreement, Consolidated EBITDAR shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any acquisitions and any asset dispositions closed during such period, calculated on a basis consistent with GAAP and Regulation S-X of the Securities Act of 1933, as amended, or as approved by the Administrative Agent.
“Consolidated Fixed Charges” shall mean, for any period, the Consolidated Interest Expense for such period plus Lease Rentals for such period, determined on a Consolidated basis in accordance with GAAP.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Consolidated Interest Expense” shall mean, for any period, the gross interest expense of the Borrower and its Subsidiaries deducted in the calculation of Consolidated Net Income for such period, determined on a Consolidated basis in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt on such date to (b) Consolidated Total Capitalization on such date.

“Consolidated Net Income” means, for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, exclusive of “extraordinary items” (as defined by GAAP), determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means the Consolidated stockholder’s equity of the Borrower and its Subsidiaries, as defined according to GAAP.
“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.
“Consolidated Total Capitalization” means, at any time, the sum of (a) Consolidated Net Worth and (b) Consolidated Debt.
“Converted Fronted Letter of Credit” has the meaning assigned thereto in Section 3.7.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
“Current Maturity Date” has the meaning assigned thereto in Section 2.8.
“Debt” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) its Capital Lease Obligations; (d) its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and (e) Guarantees by such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof. Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For purposes of this Agreement, Debt shall not include reimbursement obligations under trade letters of credit incurred in connection with the acquisition of inventory in the ordinary course of business, provided that any draws under such trade letters of credit are reimbursed within thirty (30) days thereof.
“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, Syndicated Letter of Credit, participations in Fronted L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, the Fronting Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent and the Borrower of written confirmation from such Lender that such Lender will comply with its prospective funding obligations hereunder, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Default Rate” means, with respect to any principal of any Loan or any other amount payable by the Borrower under this Agreement, a rate per annum equal to two percent (2%) plus the rate of interest that would otherwise be applicable to such Loan or other amount pursuant to this Agreement.
“Disclosed Litigation” has the meaning assigned thereto in Section 6.1(q)(i).
“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.10(b)(iii), (vi) and (vii) (subject to such consents, if any, as may be required by under Section 13.10(b)(iii)).
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Subsidiary Guarantor for or the guarantee of such Subsidiary

Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under of the Subsidiary Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a), (d) any Taxes attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Existing 5-Year Credit Agreement” means that certain Amended and Restated 5-Year Credit Agreement dated as of November 13, 2013 (as amended, restated, supplemented, or otherwise modified from time to time), by and among the Borrower, the lenders party thereto, as lenders and Wells Fargo, as administrative agent.
“Existing Credit Agreement” has the meaning assigned thereto in the recitals to this Agreement.
“Existing Fronted Letters of Credit” means those letters of credit issued under the Existing 5-Year Credit Agreement as “Fronted Letters of Credit” (as defined therein).
“Extension Notice” has the meaning assigned thereto in Section 2.8.
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the Fronted L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Syndicated L/C Obligations then outstanding and (iv) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding or (b) the making of any Loan, issuance of any Syndicated Letter of Credit or participation in any Fronted Letter of Credit by such Lender, as the context requires.
“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Borrower’s board of directors.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letters” means, collectively, the separate fee letter agreements executed by (a) the Borrower and U.S. Bank dated October 10, 2013 and (b) the Borrower, Wells Fargo Securities, LLC and the Administrative Agent dated October 10, 2013.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to August 31 of each calendar year.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fronted Letters of Credit” means (a) Letters of Credit issued by the Fronting Bank pursuant to Section 3.2, (b) Converted Fronted Letters of Credit and (c) the Closing Date Letters of Credit.
“Fronted L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Fronted Letters of Credit and (b) the aggregate amount of drawings under Fronted Letters of Credit which have not then been reimbursed pursuant to Section 3.2(e).
“Fronted L/C Participants” means, in connection with Fronted Letters of Credit, the collective reference to all the Lenders other than the Fronting Bank.
“Fronting Bank” means (a) with respect to Fronted Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo, (ii) U.S. Bank, in each case, in its capacity as issuer thereof, and/or (iii) each Additional Fronting Bank, in each case including any successor thereto and (b) with respect to the Existing Fronted Letters of Credit and the Closing Date Letters of Credit, each respective issuer thereof.
“Fronting Bank Sublimit” means (a) with respect to each Fronting Bank on the Closing Date, an amount equal to the amount set forth opposite the name of such Fronting Bank on Schedule 1.1(a), as such amount may be changed after the Closing Date in a written agreement between the Borrower and such Fronting Bank (with notice of any change in such amount to be promptly delivered to the Administrative Agent) and (b) with respect to any Lender becoming a Fronting Bank after the Closing Date, such amount as may be separately agreed in writing between such Fronting Bank and the Borrower from time to time (with notice of such amount and any change therein to be promptly delivered to the Administrative Agent), provided that the Fronting Bank Sublimit with respect to any Person that ceases to be a Fronting Bank for any reason pursuant to the terms hereof shall be $0 (subject to the Fronted Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Fronting Bank, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Fronting Bank shall have been provided in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Borrower or its Subsidiaries.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof. In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other approval by any Governmental Authority, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.
“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Interest Period” shall mean, in connection with each LIBOR Rate Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing, or on the date specified in the Notice of Continuation/Conversion, and ending one (1) week, one (1) month, two (2) months, three (3) months, or six (6) months thereafter, as the Borrower may request in the applicable notice; provided that:
(i)    the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)    no Interest Period shall extend beyond the Maturity Date; and
(v)    there shall be no more than twelve (12) Interest Periods in effect at any time with respect to LIBOR Rate Loans.
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means (a) with respect to Fronted Letters of Credit issued hereunder, the Fronting Bank and (b) with respect to Syndicated Letters of Credit issued hereunder, the Lenders who have issued such Syndicated Letter of Credit.
“L/C Commitment” means the lesser of (a) $200,000,000 and (b) the Aggregate Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means the collective reference to Fronted L/C Obligations and Syndicated L/C Obligations.
“Lease Rentals” means, for any period, the aggregate amount of fixed rental or operating lease expense payable by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined in accordance with GAAP.
“Lender” means each Person executing this Agreement as a Lender (including, without limitation, each Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.9 or Section 13.10.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by (a) the Fronting Bank with respect to Fronted Letters of Credit or (b) the Administrative Agent, with respect to Syndicated Letters of Credit, in either case, requesting that the applicable Issuing Lender(s) issue a Letter of Credit.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and Section 3.2, whether issued as Syndicated Letters of Credit or Fronted Letters of Credit pursuant thereto and the Converted Fronted Letters of Credit.
“LIBOR” means,
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a London Banking Day, then the immediately preceding London Banking Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:
LIBOR Rate =              LIBOR
1.00-Eurodollar Reserve Percentage
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).
“Limited Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents to which such Person is a party, taken as a whole or (b) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
“Loans” means the collective reference to Revolving Credit Loans and Swingline Loans, and “Loan” means any of such Revolving Credit Loans or Swingline Loans, as the context may require.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document, taken as a whole or (c) the validity or enforceability of this Agreement or any other Loan Document, taken as a whole.
“Material Subsidiary” means, at any time, any Subsidiary of the Borrower which together with all other Subsidiaries of such Subsidiary, accounts for more than (a) five percent (5%) of the Consolidated Total Assets of the Borrower and its Subsidiaries or (b) five percent (5%) of the Consolidated revenue of the Borrower and its Subsidiaries.
“Maturity Date” means the earliest to occur of (a) November 13, 2017, as such date may be extended from time to time pursuant to Section 2.8, (b) the date of termination of the entire Aggregate Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the entire Aggregate Commitment and the Credit Facility by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
“Non-Consenting Lender” has the meaning assigned thereto in Section 2.8.
“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.5(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) the Reimbursement Obligations, (d) all Hedging Obligations (other than an Excluded Swap Obligation) and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, senior vice president of finance or the treasurer (or another Responsible Officer holding a similar position) of the Borrower substantially in the form of Exhibit G.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Debt Agreement” has the meaning assigned thereto in Section 10.6(a).
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Borrower under Section 4.12(b)).
“Participant” has the meaning assigned thereto in Section 13.10(d).
“Participant Register” has the meaning assigned thereto in Section 13.10(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five (5) years, has been established or maintained, or to which contributions are or, within the preceding five (5) years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Debt of the Borrower’s Subsidiaries (including all Guaranties of Debt of the Borrower but excluding (i) Debt owing to the Borrower or any of its Subsidiaries, (ii) Debt outstanding at the time such Person became a Subsidiary, provided that such Debt shall have not been incurred in contemplation of such person becoming a Subsidiary, (iii) all Guaranties of Debt of the Borrower by any Subsidiary which has also guaranteed the Obligations hereunder and (iv) at any time following the date upon which (A) the Senior Unsecured Private Notes have been repaid, defeased or repurchased in full or (B) the provisions of the Senior Unsecured Private Notes are amended to exclude Capital Lease Obligations from the definition of “Priority Debt” contained therein, Capital Lease Obligations) and (b) all Debt or other obligations of the Borrower and its Subsidiaries secured by Liens other than (i) Debt or obligations secured by Liens permitted by subparagraphs (a) through (i), inclusive, of Section 10.1 and (ii) at any time following the date upon which (A) the Senior Unsecured Private Notes have been repaid, defeased or repurchased in full or (B) the provisions of the Senior Unsecured Private Notes are amended to exclude Capital Lease Obligations from the definition of “Priority Debt” contained therein, Capital Lease Obligations.

“Prior Maturity Date” has the meaning assigned thereto in Section 2.8.
“Register” has the meaning assigned thereto in Section 13.10(c).
“Reimbursement Obligations” means the obligations of the Borrower to reimburse the Issuing Lender(s) pursuant to Sections 3.1(e) and 3.2(e) for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any date, any combination of Lenders having more than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer or senior vice president of finance of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified at any time or from time to time pursuant to the terms hereof.
“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Aggregate Commitment. The initial Revolving Credit Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time on any successor website maintained by the U.S. Department of Treasury, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time on any successor website maintained by the United Nations, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time on any successor website maintained by the European Union, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time on any successor website maintained Her Majesty’s Treasury, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Senior Debt” means, as of any date of determination, all Consolidated Debt, other than Subordinated Debt.
“Senior Unsecured Private Notes” means the Debt of the Borrower evidenced by those certain (a) 5.41% Series 2005-A Senior Notes, Tranche A due 2015, in the original principal amount of $169,000,000 and (b) 5.24% Series 2005-A Senior Notes, Tranche B due 2015, in the original principal amount of $81,000,000, each issued pursuant to that certain Note Purchase Agreement dated as of September 27, 2005 (as amended, restated, supplemented or otherwise modified from time to time as permitted by the terms and conditions of this Agreement) by and among the Borrower, as obligor, and the purchasers party thereto.
“Senior Unsecured Public Notes” means the Debt of the Borrower evidenced by those certain 5.00% Senior Notes due 2021, in the original principal amount of $300,000,000, issued pursuant to that certain Indenture dated as of January 28, 2011 (as supplemented by the First Supplemental Indenture dated as of January 28, 2011), between the Borrower, as issuer, and U.S. Bank National Association, as trustee.
“Solvent” means, the Borrower and its Subsidiaries, on a Consolidated basis, on a particular date, (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies) and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“Stated Amount” means, with respect to any Syndicated Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Subordinated Debt” means all unsecured Debt of the Borrower and its Subsidiaries that shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Borrower or its Subsidiaries (including, without limitation, subordinated to the obligations of the Borrower and its Subsidiaries under this Agreement or any other Loan Documents).
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Subsidiary Guarantor” has the meaning assigned thereto in Section 13.23(a).
“Subsidiary Guaranty Agreement” has the meaning assigned thereto in Section 13.23(a).
“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $30,000,000 and (b) the Aggregate Commitment. The Swingline Commitment is part of, and not in addition to, the Aggregate Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Termination Date” means the Maturity Date.
“Syndicated L/C Obligation” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Syndicated Letters of Credit and (b) the aggregate amount of drawings under Syndicated Letters of Credit which have not then been reimbursed pursuant to Section 3.1(d).
“Syndicated Letter of Credit” means a letter of credit issued pursuant to Section 3.1.
“Taxes” or “taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“United States” means the United States of America.
“U.S. Bank” means U.S. Bank National Association, a national banking association, and its successors.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.
SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.
SECTION 1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.5    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.7    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

THE CREDIT FACILITIES

SECTION 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.
SECTION 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans and L/C Obligations and (ii) the Swingline Commitment.
(b)    Refunding.
(i)    Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. Except as set forth in Section 4.13(c), no Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)    The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
(iii)    Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 11.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.2, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 4.13(c)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

SECTION 2.3    Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans (other than Swingline Loans) in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).
SECTION 2.4    [Reserved].
SECTION 2.5    Repayment and Prepayment of Loans.
(a)    Repayment. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date and (ii) all Swingline Loans in accordance with Section 2.2(b), but in any event no later than the Maturity Date, in each case, with all accrued but unpaid interest thereon.
(b)    Mandatory Prepayments. If at any time the sum of the outstanding principal amount of all (i) Revolving Credit Loans, Swingline Loans and L/C Obligations exceeds the Aggregate Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the applicable Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).
(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans (other than Swingline Loans) and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
(d)    Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.
SECTION 2.6    Adjustment of the Aggregate Commitment.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Aggregate Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage. All facility fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.
(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Aggregate Commitment, the Swingline Commitment and the Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 2.7    Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Maturity Date.
SECTION 2.8    Optional Extension of the Maturity Date.
(a)    The Borrower may, no less than ninety (90) days prior to the Maturity Date then in effect (the “Current Maturity Date”), request through written notice to the Administrative Agent substantially in the form of Exhibit F (the “Extension Notice”), that the Lenders extend the Current Maturity Date for an additional one year period; provided, that (i) in no event shall the Maturity Date be extended beyond November 13, 2020 and (ii) no Default or Event of Default shall have occurred and be continuing or would result from such extension. Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent no later than thirty (30) days following the date such Extension Notice is delivered to the Administrative Agent (such date, the “Consent Date”), advise the Administrative Agent in writing of its desire to extend (any such Lender, a “Consenting Lender”) or not to so extend (any such Lender, a “Non-Consenting Lender”) the Current Maturity Date. Any Lender that does not advise the Administrative Agent by the Consent Date shall be deemed to be a Non-Consenting Lender. No Lender shall be under any obligation or commitment to extend the Current Maturity Date. The election of any Lender to agree to such extension shall not obligate any other Lender to agree to such extension.

(b)    If (and only if) Lenders holding in the aggregate more than fifty percent (50%) of the Aggregate Commitment on the Consent Date have agreed to such extension, then the Current Maturity Date applicable to the Consenting Lenders shall be extended to the date that is one year after the Current Maturity Date with respect to such Consenting Lenders. All Loans of each Non-Consenting Lender shall be subject to the Current Maturity Date, without giving effect to such extension (such date, the “Prior Maturity Date”). In the event of an extension of the Current Maturity Date pursuant to this Section 2.8, the Borrower shall have the right, at their own expense, to solicit commitments from existing Lenders and/or additional Eligible Assignees which meet the requirements set forth in Section 13.10(b) to replace the Revolving Credit Commitment of any Non-Consenting Lenders for the remaining duration of the Credit Facility. Any such financial institution (if not already a Lender hereunder) shall become a party to this Agreement, as a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower. The Revolving Credit Commitment of each Non-Consenting Lender shall terminate on the Prior Maturity Date, all Loans and other amounts payable hereunder to such Non-Consenting Lender shall be subject to the Prior Maturity Date and, to the extent such Non-Consenting Lender’s Revolving Credit Commitment is not replaced as provided above, the Aggregate Commitment shall be reduced by the amount of the Revolving Credit Commitments of each such Non-Consenting Lender so terminated on the Prior Maturity Date.
(c)    Effective on and after the Prior Maturity Date, (i) each of the Non-Consenting Lenders shall be automatically released from (A) their respective Syndicated L/C Obligations under Section 3.1(a) with respect to any outstanding Syndicated Letters of Credit and (B) their respective risk participation obligations under Section 3.2(e) with respect to any outstanding Fronted Letters of Credit, (ii) the risk participation obligation of each Lender (other than the Non-Consenting Lenders) under Section 3.2(e) with respect to any outstanding Fronted Letters of Credit (and the related Fronted L/C Obligations) shall be automatically adjusted to equal such Lender’s pro rata share of such Fronted Letter of Credit (and the related Fronted L/C Obligations), as applicable, and (iii) each outstanding Syndicated Letter of Credit shall have been exchanged for a new Syndicated Letter of Credit or amended, in each case as necessary to give effect to each Consenting Lender’s pro rata share of such Syndicated Letter of Credit and the release of each Non-Consenting Lender from their respective Syndicated L/C Obligations.
SECTION 2.9    Increase of Aggregate Commitment.
(a)    At any time prior to the Maturity Date, the Borrower shall have the ability from time to time, in consultation with the Administrative Agent, to request an increase in the Aggregate Commitment (each, a “Commitment Increase”); provided that (i) no Lender shall have any obligation to participate in any Commitment Increase, (ii) in no event shall the aggregate amount of all Commitment Increases exceed $100,000,000, (iii) each such Commitment Increase shall be in a minimum principal amount of $25,000,000 and $10,000,000 increments in excess thereof, (iv) no Default or Event of Default shall have occurred and be continuing or would result from the proposed Commitment Increase, (v) the Borrower shall have delivered to the Administrative Agent such documents and certificates (including, without limitation, resolutions) as reasonably requested by the Administrative Agent, and (vi) each outstanding Syndicated Letter of Credit shall have been exchanged for a new Syndicated Letter of Credit or amended, in each case giving effect to the Commitment Increase.
(b)    The Administrative Agent shall promptly give notice of any requested increase to the Lenders. Each Lender shall notify the Administrative Agent within five (5) Business Days (or such longer period of time as may be agreed upon by the Administrative Agent and the Borrower and communicated to the Lenders) from the date of delivery of such notice to the Lenders whether or not it agrees to increase its Revolving Credit Commitment and, if so, by what maximum amount. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. The Administrative Agent shall notify the Borrower of the Lenders’ responses to the requested increase. The Borrower may also invite additional Eligible Assignees which meet the requirements set forth in Section 13.10(b) to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Upon the completion of each Commitment Increase, (i) entries in the Register will be revised to reflect the revised Revolving Credit Commitments and Revolving Credit Commitment Percentages of each of the Lenders (including each new Lender) and (ii) the outstanding Revolving Credit Loans, Syndicated L/C Obligations and Fronted L/C Obligations will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Revolving Credit Commitment Percentages and the Lenders (including each new Lender) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1    Syndicated Letters of Credit.
(a)    General. Subject to the terms and conditions hereof, each Lender agrees to issue standby letters of credit (the “Syndicated Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Maturity Date substantially in the form attached hereto as Exhibit I (the “Form of Syndicated Letter of Credit”); provided, that no Lender shall have an obligation to issue any Syndicated Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Aggregate Commitment. Each Syndicated Letter of Credit shall be issued by all of the Lenders, acting through the Administrative Agent, at the time of issuance as a single multi-bank Letter of Credit, but the obligation of each Lender thereunder shall be several and not joint, in the amount of such Lender’s Revolving Credit Commitment Percentage of the Stated Amount of such Syndicated Letter of Credit. Absent the prior written consent of each Lender, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Lenders thereunder. No Lender shall at any time be obligated to issue any Syndicated Letters of Credit hereunder if such issuance would conflict with, or cause such Lender to exceed any limits imposed by any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context requires otherwise. Notwithstanding the forgoing, no Syndicated Letter of Credit shall be issued when any Lender is a Defaulting Lender.
(b)    Procedure for Issuance of Syndicated Letters of Credit. The Borrower may from time to time request that the Lenders issue a Syndicated Letter of Credit by delivering to the Administrative Agent (which will promptly notify the Lenders) at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Administrative Agent, and such other certificates, documents and other papers and information as the Administrative Agent, on behalf of the Lenders, may request. Each Syndicated Letter of Credit shall, subject to Section 3.1(a) and Article V, be executed and delivered, but in no event earlier than ten (10) Business Days after receipt by the Administrative Agent of the Letter of Application therefor, by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to each Syndicated Letter of Credit. The Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each such Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Lenders and the Borrower that a valid drawing has been made and the date that the related disbursement is to be made and (v) exercise all rights held by the issuer of a Letter of Credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided, that the Administrative Agent shall have no obligation or liability for any disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.
(c)    Attorney-In-Fact. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder and to take such other actions contemplated by this Section 3.1. Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of

Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.
(d)    Disbursement Procedures. Upon receipt by the Administrative Agent of any documents purporting to represent a demand for payment under any Syndicated Letter of Credit, the Administrative Agent shall promptly notify the Lenders and the Borrowers of such demand for payment and provide the Lenders with copies of such documents. Each Lender shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time set forth in the text of the relevant Syndicated Letter of Credit), examine all such documents and notify the Administrative Agent if such demand is valid. With respect to any demand for payment made under a Syndicated Letter of Credit which each Lender has informed the Administrative Agent is valid, each such Lender will make a disbursement in respect of such Syndicated Letter of Credit promptly and in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such disbursement. Promptly following any disbursement by any Lender in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the Borrower of such disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lenders with respect to any such disbursements.
(e)    Reimbursement Obligations of the Borrower. In the event of any drawing under any Syndicated Letter of Credit, the Borrower agrees to reimburse, in same day funds, the applicable Issuing Lenders on each date on which the Administrative Agent notifies the Borrower of the date and amount of a draft paid under any Syndicated Letter of Credit for the amount of (a) such draft so paid plus (b) any amounts referred to in Section 3.4(c) incurred by the applicable Issuing Lenders in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent that the Borrower intends to reimburse the Issuing Lenders for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid plus (b) any amounts referred to in Section 3.4(c) incurred by the Issuing Lenders in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lenders for the amount of the related drawing and costs and expenses. If the Borrower fail to reimburse the Issuing Lender(s) as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION 3.2    Fronted Letters of Credit.
(a)    L/C Commitment. If, and only if, a beneficiary of any Letter of Credit requested pursuant to Section 3.1 refuses to accept a Syndicated Letter of Credit, the Fronting Bank, in reliance on the agreements of the other Lenders set forth in Section 3.2(c) and subject to the other terms and conditions hereof, agrees to issue standby letters of credit for the account of the Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the Fronting Bank; provided, that (i) the Fronting Bank shall have no obligation to issue any Fronted Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment, (B) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Aggregate Commitment or (C) the Fronted L/C Obligations owing to such Fronting Bank would exceed the Fronting Bank Sublimit of such Fronting Bank, (ii) an Additional Fronting Bank may only issue Fronted Letters of Credit under this Section 3.2(a) following compliance with Section 3.2(f) with respect to such Additional Fronting Bank, and (iii) no Additional Fronting Bank shall be obligated to issue any Fronted Letter of Credit hereunder. The Fronting Bank shall not at any time be obligated to issue any Fronted Letter of Credit hereunder if such issuance would conflict with, or cause the Fronting Bank or any Fronted L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 3.2, the Fronting Bank shall not be obligated to issue any Fronted Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Fronting Bank has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Fronting Bank to eliminate the Fronting Bank’s Fronting Exposure (after giving effect to Section 4.13(c)) with respect to any such Defaulting Lender, including the delivery of cash collateral.
(c)    Procedure for Issuance of Fronted Letters of Credit. The Borrower may from time to time request that the Fronting Bank issue a Fronted Letter of Credit by delivering to the Fronting Bank and the Administrative Agent a Letter of Credit Application therefor, completed to the satisfaction of the Fronting Bank, and such other certificates, documents and other papers and information as the Fronting Bank may request. Upon receipt of any Letter of Credit Application, the Fronting Bank shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.2(a) and Article V, promptly issue the Fronted Letter of Credit requested thereby (but in no event shall the Fronting Bank be required to issue any Fronted Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Fronted Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Fronting Bank and the Borrower. The Fronting Bank shall promptly furnish to the Borrower a copy of such Fronted Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Fronted Letter of Credit and the amount of such Lender’s participation therein.
(d)    Fronted L/C Participations.
(i)    The Fronting Bank irrevocably agrees to grant and hereby grants to each Fronted L/C Participant, and, to induce the Fronting Bank to issue Fronted Letters of Credit hereunder, each Fronted L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Fronting Bank, on the terms and conditions hereinafter stated, for such Fronted L/C Participant’s own account and risk an undivided interest equal to such Fronted L/C Participant’s Revolving Credit Commitment Percentage in the Fronting Bank’s obligations and rights under and in respect of each Fronted Letter of Credit issued hereunder and the amount of each draft paid by the Fronting Bank thereunder. Each Fronted L/C Participant unconditionally and irrevocably agrees with the Fronting Bank that, if a draft is paid under any Fronted Letter of Credit for which the Fronting Bank is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such Fronted L/C Participant shall pay to the Fronting Bank upon demand at the Fronting Bank’s address for notices specified herein an amount equal to such Fronted L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(ii)    Upon becoming aware of any amount required to be paid by any Fronted L/C Participant to the Fronting Bank pursuant to Section 3.4(c) in respect of any unreimbursed portion of any payment made by the Fronting Bank under any Fronted Letter of Credit, the Fronting Bank shall notify each Fronted L/C Participant of the amount and due date of such required payment and such Fronted L/C Participant shall pay to the Fronting Bank the amount specified on the applicable due date. If any such amount is paid to the Fronting Bank after the date such payment is due, such Fronted L/C Participant shall pay to the Fronting Bank on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Fronting Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Fronting Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Fronting Bank of the unreimbursed amounts described in this Section, if the Fronted L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(iii)    Whenever, at any time after the Fronting Bank has made payment under any Fronted Letter of Credit and has received from any Fronted L/C Participant such Fronted L/C Participant’s Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Fronting Bank receives any payment related to such Fronted Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Fronting Bank will distribute to such Fronted L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Fronting Bank shall be required to be returned by the Fronting Bank, such Fronted L/C Participant shall return to the Fronting Bank the portion thereof previously distributed by the Fronting Bank to it.
(e)    Reimbursement Obligations of the Borrower. In the event of any drawing under any Fronted Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Fronting Bank on each date on which the Fronting Bank notifies the Borrower of the date and amount of a draft paid under any Fronted Letter of Credit for the amount of (a) such draft so paid plus (b) any amounts referred to in Section 3.4(b) incurred by the Fronting Bank in connection with such payment. Unless the Borrower shall immediately notify the Fronting Bank that the Borrower intends to reimburse the Fronting Bank for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid plus (b) any amounts referred to in Section 3.4(b) incurred by the Fronting Bank in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Fronting Bank for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Fronting Bank for any draft paid under a Fronted Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Fronting Bank as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
(f)    Appointment and Duties of Additional Fronting Banks. The Borrower may appoint Additional Fronting Banks by written agreement among the Borrower, the Administrative Agent and the applicable Additional Fronting Bank entered into at least two (2) Business Days before the issuance of any Fronted Letters of Credit by such Additional Fronting Bank. Any Lender designated as an Additional Fronting Bank shall remain as such until the Borrower gives written notice to the Administrative Agent that such Lender is no longer an Additional Fronting Bank or such Additional Fronting Bank resigns pursuant to Section 13.10(g); provided, that in the event any Fronted Letters of Credit issued by such Additional Fronting Bank are outstanding at the time of such notice or resignation, the Borrower shall terminate, backstop or cash collateralize such Fronted Letters of Credit or coordinate with any other Fronting Bank to have letters of credit issued in substitution for such Fronted Letters of Credit issued by such Additional Fronting Bank. Each Additional Fronting Bank shall notify the Administrative Agent at least two (2) Business Days before (i) the issuance of any Fronted Letter of Credit by such Additional Fronting Bank and (ii) any amendment or modification to any Fronted Letter of Credit issued by such Additional Fronting Bank.
(g)    Notice of Fronting Bank Sublimit. The Fronting Bank shall provide notice to the Administrative Agent of its Fronting Bank Sublimit, or any change thereto, promptly upon becoming a Fronting Bank or making any change to its Fronting Bank Sublimit.
SECTION 3.3    Terms of Letters of Credit. Each Letter of Credit shall (a) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Lender(s)), (b) be a standby letter of credit issued to support obligations of the Borrower or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (c) expire on a date no more than one (1) year after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date; provided, that a Letter of Credit may extend beyond the fifth (5th) Business Day prior to the Maturity Date if (A) the Administrative Agent and each applicable Issuing Lender consents in writing prior to the issuance thereof, (B) the Borrower has deposited in an account with the Administrative Agent, in the name of the applicable Issuing Lenders and Fronted L/C Participants, as applicable, as cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the applicable Issuing Lenders, an amount in cash equal to the aggregate amount of all outstanding Letters of Credit with an expiration date later than the fifth (5th) Business Day prior to the Maturity Date and (C) except with respect to drawings made under such Letter of Credit on or prior to the Maturity Date, each Fronted L/C Participant shall be released from its obligation to participate in any Fronted Letter of Credit on the Maturity Date; provided, further that to the extent the Maturity Date has been extended pursuant to Section 2.8, such cash collateral may be released (subject to the requirements of Section 2.5) to the extent each Issuing Lender has consented to such extension of the Maturity Date or each such Letter of Credit has been replaced and (d) be subject to ISP98, as set forth in the applicable Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.
SECTION 3.4    Commissions and Other Charges.
(a)    Syndicated Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a letter of credit commission with respect to each Syndicated Letter of Credit in an amount equal to the face amount of such Syndicated Letter of Credit multiplied by the Applicable Margin that is applicable to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Lenders all commissions received pursuant to this Section 3.4(a) in accordance with such Person’s respective Revolving Credit Commitment Percentage.
(b)    Fronted Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Fronting Bank and the Fronted L/C Participants, a letter of credit commission with respect to each Fronted Letter of Credit in an amount equal to the face amount of such Fronted Letter of Credit multiplied by the Applicable Margin that is applicable to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Fronting Bank and the Fronted L/C Participants all commissions received pursuant to this Section 3.4(b) in accordance with such Person’s respective Revolving Credit Commitment Percentage.
(c)    Fronting Fee. In addition to the foregoing commissions, the Borrower shall pay to the Administrative Agent, for the account of the applicable Fronting Bank, a fronting fee with respect to each Fronted Letter of Credit as set forth in the applicable Fee Letter or as otherwise agreed to by the Fronting Bank and the Borrower. Such fronting fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Fronted Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.
(d)    Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender(s) for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
SECTION 3.5    Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that neither the Fronting Bank, the Fronted L/C Participants nor the Lenders shall be responsible for, and the Borrower’s Reimbursement Obligations under Sections 3.1(d) and 3.2(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the applicable Issuing Lender or any Fronted L/C Participant to the Borrower. The responsibility of the Fronting Bank (solely with respect to Fronted Letters of Credit) and the Administrative Agent (solely with respect to Syndicated Letters of Credit) to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
SECTION 3.6    Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.7    Existing Fronted Letters of Credit. The Borrower may elect, upon written notice to the Administrative Agent no later than five (5) Business Days prior to the termination of the Existing 5-Year Credit Agreement, to have any Existing Fronted Letter of Credit constitute, for all purposes of this Agreement and the other Loan Documents, a Fronted Letter of Credit issued and outstanding hereunder (such Existing Fronted Letter of Credit, a “Converted Fronted Letter of Credit”); provided, that the Borrower shall not be permitted to make an election to have such Existing Fronted Letter of Credit constitute a Fronted Letter of Credit issued and outstanding hereunder unless (a) the applicable issuing lender of such Existing Fronted Letter of Credit is the Fronting Bank and (b) after giving effect to such election, (i) the L/C Obligations do not exceed the L/C Commitment and (ii) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations do not exceed the Aggregate Commitment.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1    Interest.
(a)    Interest Rate Options on Loans. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has submitted at least three (3) Business Days in advance thereof an executed letter in favor of the Administrative Agent pursuant to which the Borrower agrees to indemnify each Lender from any and all costs required pursuant to Section 4.9 in connection with any LIBOR Rate Loan) and (ii) any Swingline Loan shall bear interest at a rate of interest per annum mutually agreed to between the Swingline Lender and the Borrower. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
(b)    [Reserved].
(c)    Interest Periods. In connection with each Loan that is a LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 shall elect an Interest Period to be applicable to such LIBOR Rate Loan.
(d)    Default Rate. Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, the Borrower shall not have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, interest at the Default Rate on any principal of any Loan and (to the fullest extent permitted by Applicable Law) on any other amount payable by the Borrower under this Agreement or any other Loan Document which is not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(e)    Interest Payment and Computation. Interest on each Base Rate Loan and each Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2013; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.
(f)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date (or such earlier date if the Borrower has submitted at least three (3) Business Days in advance thereof an executed letter in favor of the Administrative Agent pursuant to which the Borrower agrees to indemnify each Lender from any and all costs required pursuant to Section 4.9 in connection with such conversion) all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.
SECTION 4.3    Fees.
(a)    Facility Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable facility fee at a rate per annum equal to the Facility Fee set forth in the definition of “Applicable Margin” on the Aggregate Commitment, regardless of usage. The facility fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2013, and ending on the Maturity Date. Such facility fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.
(b)    Administrative Agent’s and Other Fees. The Borrower agrees to pay any fees set forth in the Fee Letters.
SECTION 4.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligations) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of an Issuing Lender’s or Fronted L/C Participants’ commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the Fronted L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(c), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
SECTION 4.5    Evidence of Debt.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Fronted Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 4.6    Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Fronted Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation in accordance with Section 13.4.
SECTION 4.7    Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date (except with respect to any proposed Base Rate Loan, in which case such notice may be given on the applicable borrowing date) that such Lender will not make available to the Administrative Agent such Lender’s portion of the amount of any Loan to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent, and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s portion of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its portion of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its portion of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its portion of such Loan available on the borrowing date.
SECTION 4.8    Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to, or continue any Loan as, a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan, or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select or request only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
SECTION 4.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
SECTION 4.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Fronting Bank;
(ii)    subject any Lender or the Fronting Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Fronted Letter of Credit, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Fronting Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Fronting Bank); or
(iii)    impose on any Lender or the Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement, LIBOR Rate Loans made by such Lender or any Letter of Credit or any participation in a Fronted Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Fronting Bank of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make such Loan), or to increase the cost to such Lender or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in any Fronted Letter of Credit or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Fronting Bank, the Borrower shall promptly pay to any such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Fronting Bank determines that any Change in Law affecting such Lender or the Fronting Bank or any lending office of such Lender or such Lender’s or the Fronting Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Fronting Bank’s capital or on the capital of such Lender’s or the Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Fronted Letters of Credit held by, such Lender, or the Letters of Credit issued by the Lenders or the Fronting Bank, as applicable, to a level below that which such Lender or the Fronting Bank or such Lender’s or the Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Fronting Bank’s policies and the policies of such Lender’s or the Fronting Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or the Fronting Bank the Borrower shall promptly pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank or such Lender’s or the Fronting Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Fronting Bank setting forth the amount or amounts necessary to compensate such Lender or the Fronting Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Fronting Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Fronting Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Fronting Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Fronting Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Fronting Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 4.11    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Fronting Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Fronting Bank, shall be conclusive absent manifest error.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i), (ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States:
(i)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(ii)    any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(B)    duly executed originals of Internal Revenue Service Form W-8ECI,

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed originals of Internal Revenue Service Form W-8BEN, or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of the Foreign Lender’s IRS Form W-8IMY, accompanied by, a duly completed copy of (I) any intervening IRS Form W-8IMY and (II) for each beneficial owner, such documentation described in clauses (A), (B) and (C), as applicable;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made;
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Fronting Bank determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Fronting Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Fronting Bank in the event the Administrative Agent, such Lender or the Fronting Bank is required to repay such refund to such Governmental Authority. The Administrative Agent, each Lender (and Participant) and the Fronting Bank shall take such action as the Borrower may reasonably request in order to apply for and obtain any refund of such amounts as the Borrower reasonably determine to be appropriate under the circumstances, provided that any such actions shall be at the sole cost and expense of the Borrower. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, a Lender or the Fronting Bank be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the Administrative Agent, a Lender or the Fronting Bank in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such

Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Fronting Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(h)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Aggregate Commitment.
(i)    Defined Term. For purposes of this Section 4.11, the term “Applicable Law” includes FATCA.
SECTION 4.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender is a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.10,
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Syndicated Letters of Credit and participations in Fronted Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter, and
(iv)    such assignment does not conflict with Applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 4.13    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.2.
(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 13.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Bank and/or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Fronting Bank and/or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Fronted Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Fronting Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Fronting Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Swingline Loans or Fronted Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Swingline Loans or Fronted Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Swingline Loans or Fronted Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Swingline Loans or Fronted Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.13(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Fronted Letters of Credit or Swingline Loans pursuant to Section 2.2(b) and Section 3.2(c), the “Revolving Credit Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Fronted Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.
(d)    Cash Collateral for Letters of Credit. Promptly on demand by the Fronting Bank or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Fronting Bank (after giving effect to Section 4.13(c)) on terms reasonably satisfactory to the Administrative Agent and the Fronting Bank (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Fronting Bank) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Fronted L/C Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the

Fronting Bank immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any drawing under any Fronted Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.
(e)    Prepayment of Swingline Loans. Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Section 4.13(c)).
(f)    Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 5.3 (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit commissions pursuant to Section 3.4(b) otherwise payable to the account of a Defaulting Lender with respect to any Fronted Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Fronting Bank pursuant to Section 4.13(d), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Revolving Credit Commitment Percentages allocable to such Fronted Letter of Credit pursuant to Section 4.13(c), with the balance of such fee, if any, payable to the Fronting Bank for its own account.
(g)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Fronting Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Fronted Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 4.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note and a Swingline Note in favor of the Swingline Lender (if requested thereby), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate of the Borrower. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this

Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions set forth in Section 5.1 and Section 5.2.
(ii)    Certificate of Secretary of the Borrower. A certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body the Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).
(iii)    Certificate of Good Standing. A certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.
(iv)    Opinions of Counsel. Favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall reasonably request.
(v)    Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.11(f).
(c)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Borrower shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
(ii)    No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(d)    Financial Matters.
(i)    Financial Statements. The Administrative Agent shall have received the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of August 31, 2013 and the related audited statements of income, changes in shareholders’ equity and cash flows for the Fiscal Year then ended.
(ii)    Existing 5-Year Credit Agreement. The Administrative Agent shall have received a copy of the fully executed Existing 5-Year Credit Agreement in form and substance satisfactory to it.
(iii)    Payment at Closing. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 which are due and payable on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses of counsel to the Administrative Agent) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(e)    Miscellaneous.
(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.
(ii)    Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
SECTION 5.2    Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lenders to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of the date of such borrowing, issuance or extension with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the date of such borrowing with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the date of such issuance or extension with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.1(b) or Section 3.2(c), as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1    Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
(a)    Organization; Power and Authority. Each of the Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Borrower and each of its Subsidiaries has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform the provisions hereof and thereof.
(b)    Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). All outstanding shares of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b). The shareholders of each Subsidiary of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower’s Subsidiaries, except as described on Schedule 6.1(b).
(c)    Authorization, Etc.  This Agreement and other Loan Documents have been duly authorized by all necessary corporate action on the part of each of the Borrower and its Subsidiaries, and this Agreement and each of the other Loan Documents constitutes a legal, valid and binding obligation of the Borrower and each of its Subsidiaries party hereto or thereto enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)    Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement and the other Loan Documents to which each such Person is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any such Person under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which such Person is bound or by which such Person or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Person or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower or any Subsidiary.
(e)    Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of this Agreement or any other Loan Document (other than the filing of a Form 8-K with the SEC pursuant to the Securities Exchange Act of 1934, as amended) except for such approval, consent or authorization the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    Taxes. Each of the Borrower and its Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Person has established adequate reserves in accordance with GAAP.  Neither the Borrower nor any Subsidiary knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all Material respects.  As of the Closing Date, the federal income tax liabilities of the Borrower and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run, other than for allegations of fraud) for all Fiscal Years up to and including the fiscal year ended August 30, 2008.
(g)    Licenses, Permits, Etc. Except as disclosed in Schedule 6.1(g),
(i)    the Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, necessary to the operation of the business that individually or in the aggregate are Material, without known conflict with the rights of others;

(ii)    to the best knowledge of the Borrower, no product of the Borrower or any of its Subsidiaries infringes in any respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and
(iii)    to the best knowledge of the Borrower, there is no violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(h)    Environmental Matters.
(i)    Neither the Borrower nor any of its Subsidiaries has knowledge of any liability or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Borrower or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(ii)    Neither the Borrower nor any of its Subsidiaries has knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.
(iii)    Neither the Borrower nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in any case in any manner that would reasonably be expected to result in a Material Adverse Effect.
(iv)    All buildings on all real properties now owned, leased or operated by the Borrower or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
(i)    Compliance with ERISA.
(i)    The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all Applicable Law except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Sections 412, 430 or 436(f) of the Code or Sections 303(k) or 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(ii)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(iii)    Neither the Borrower nor any of its ERISA Affiliates has incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(iv)    The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Subsidiaries is not Material.
(v)    The execution and delivery of this Agreement and the other Loan Documents will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.
(j)    Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
(k)    Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
(l)    Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.1(d)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). The Borrower and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements.
(m)    No Material Adverse Change. Since August 31, 2013 through and including the Closing Date, there has been no material adverse change in the business, assets, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
(n)    Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and its Subsidiaries, on a Consolidated basis, will be Solvent.
(o)    Title to Property; Leases.  Each of the Borrower and its Subsidiaries have good and sufficient title to their respective properties which the Borrower and its Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.1(d) or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
(p)    Existing Debt; Future Liens.
(i)    Except as described therein, as of the Closing Date, Schedule 6.1(p) sets forth a complete and correct list of all outstanding Debt of the Borrower and its Subsidiaries as of August 31, 2013, since which date to the Closing Date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Borrower or its Subsidiaries.  Neither the Borrower nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Debt of the Borrower or any of its Subsidiaries, and no event or condition exists with respect to any Material Debt of the Borrower or any of its Subsidiaries, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(ii)    Except as disclosed in Schedule 6.1(p), neither the Borrower nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.
(iii)    As of the Closing Date, neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Borrower or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Borrower or such Subsidiary, except as specifically indicated in Schedule 6.1(p).
(q)    Litigation; Observance of Agreements; Statutes and Orders. (i) Except as disclosed in Note 12 to the consolidated financial statements included in the Borrower’s Form 10-K filed with the SEC on October 28, 2013 (the “Disclosed Litigation”), there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) the Disclosed Litigation, individually or in the aggregate, would not reasonably be expected to have a Limited Material Adverse Effect and (iii) neither the Borrower nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator of Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, in each case, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(r)    Anti-Terrorism; Anti-Money Laundering. Neither the Borrower nor any of its Subsidiaries (i) is in violation of any Anti-Terrorism Law in any material respect or (ii) is a Sanctioned Person.
(s)    Disclosure. As of the Closing Date, the Borrower and its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 6.2    Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date and shall survive the Closing Date (except those that are expressly made as of a specific date) and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII
FINANCIAL INFORMATION AND NOTICES
Until all the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
SECTION 7.1    Financial Statements.
(a)    Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).
(b)    Annual Financial Statements. As soon as practicable and in any event within one-hundred five (105) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).
(c)    Delivery of Information. Information required to be delivered pursuant to this Section 7.1 shall be deemed to have been delivered to the Lenders if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks, SyndTrak Online or similar site to which the Lenders have been granted access; provided that the Borrower shall deliver paper copies of such information to the Administrative Agent or any Lender that requests such delivery; and provided further that such information shall only be deemed to have been delivered when posted on any such website upon notification of such posting.
SECTION 7.2    Officer’s Compliance Certificate. No later than ten (10) days following the delivery of financial statements pursuant to Sections 7.1(a) or (b), but in all events within the applicable time period required for delivery of such financial statements pursuant to such Sections, and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.
SECTION 7.3    Other Reports.
(a)    Except as set forth in Section 7.1(a) and Section 7.1(b), promptly upon their becoming available, and, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public securities holders generally and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Administrative Agent or any Lender), and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC and all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments; provided, that (A) delivery by the Borrower to the Administrative Agent of the Borrower’s related Form 8-K within the time periods required by the Exchange Act or (B) the posting of press releases on the Borrower’s website shall be deemed to be compliance by the Borrower with this Section 7.3(a); provided, that information delivered pursuant to clause (A) above shall only be deemed to have been delivered to the Lenders when posted by the Administrative Agent on an IntraLinks, SyndTrak Online or similar site to which the Lenders have been granted access and information posted pursuant to clause (B) above shall only be deemed to have been delivered upon notification by the Borrower to the Administrative Agent and the Lenders of such posting on such website; and
(b)    Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
SECTION 7.4    Notice of Default and Other Matters.
(a)    Prompt (but in no event later than five (5) Business Days after a Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:
(i)    (A) any Default or Event of Default or (B) that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11.1(k);
(ii)    Any of the following that would reasonably be expected to have a Material Adverse Effect, (A) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof, (B) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, or (C) any event, transaction or condition that would result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing would reasonably be expected to have a Material Adverse Effect;
(b)    prompt, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and
(c)    with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries or relating to the ability of the Borrower to perform its obligations hereunder and under the Loan Documents as from time to time may be reasonably requested by the Administrative Agent or any Lender.

SECTION 7.5    Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(s).
ARTICLE VIII
AFFIRMATIVE COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrower will, and will cause each of its Subsidiaries to:
SECTION 8.1    Corporate Existence, Etc. Except as permitted by Section 10.2 or Section 10.3, preserve and keep in full force and effect its corporate existence and all its rights and franchises unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.2    Maintenance of Property. Maintain and keep, or cause to be maintained or kept, its properties in good repair (similar to other comparable retailers), working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided, that this Section 8.2 shall not prevent such Person from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.3    Insurance. Maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business or similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.
SECTION 8.4    Books and Records. Maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person.
SECTION 8.5    Payment of Taxes and Claims. File all tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on it or any of its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties of assets of such Person not permitted by Section 10.1; provided, that the Borrower or such Subsidiary need not file any such tax returns nor pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on the books of such Person or (b) the non-filing or nonpayment, as the case may be, of all such tax returns, taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.
SECTION 8.6    Compliance With Law. Comply with all laws, ordinances or governmental rules or regulations to which such Person is subject (including, without limitation ERISA and Environmental Laws) and obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises or other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.7    Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at such Lender’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the Borrower’s expense at any time without advance notice.
SECTION 8.8    Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance that certain indebtedness of the Borrower under the Existing Credit Agreement, (b) to finance the acquisition of Capital Assets, (c) to finance the purchase of outstanding Capital Stock of the Borrower and (d) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with this Agreement.
SECTION 8.9    Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
SECTION 8.10    Compliance with Anti-Terrorism Laws. (a) Comply in all material respects with all Anti-Terrorism Laws and (b) refrain from becoming a Sanctioned Person. No part of the proceeds of any Extension of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, in each case in any manner that will result in any violation by any Person participating in the transactions contemplated by this Agreement (including any Lender, the Administrative Agent, the Fronting Bank or the Swingline Lender) or, to the knowledge of the Borrower or any of its Subsidiaries, any other Person, of any Anti-Terrorism Laws.
ARTICLE IX

FINANCIAL COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Subsidiaries on a Consolidated basis will not:
SECTION 9.1    Consolidated Leverage Ratio. As of any fiscal quarter end, permit the Consolidated Leverage Ratio to equal or exceed fifty percent (50%).
SECTION 9.2    Consolidated Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the Consolidated Fixed Charge Coverage Ratio to be less than 2.00 to 1.00.
SECTION 9.3    Priority Debt. As of any fiscal quarter end, permit the aggregate amount of all Priority Debt to exceed 10% of Consolidated Net Worth.
ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Aggregate Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower has not and will not and will not permit any of its Subsidiaries to:
SECTION 10.1    Limitations on Liens. Create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Borrower or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a)    Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 8.5;
(b)    any attachment or judgment Lien, if the judgment it secures shall either (i) have been discharged, bonded or execution thereof stayed pending appeal within sixty (60) days after the entry thereof or shall have been discharged within sixty (60) days after the expiration of any such stay or (ii) be covered by insurance and the insurer has acknowledged in writing that it is obligated to pay such judgment;
(c)    (i) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), (ii) Liens, deposits and pledges to secure the performance of bids, tenders, leases, or trade contracts, (iii) Liens to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation) and under liability insurance, (iv) Liens to secure surety or appeal bonds or performance bonds, (v) other Liens incurred in the ordinary course of business and not in connection with the borrowing of money or (vi) Liens securing letters of credit that are issued to secure any of the foregoing obligations described in this Section 10.1(c);
(d)    leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Borrower or any of its Subsidiaries, on Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;
(e)    Liens securing Debt or other obligations of a Subsidiary to the Borrower or to a Subsidiary;
(f)    Liens existing as of the Closing Date and reflected in Schedule 10.1;
(g)    Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable but including inventory) useful and intended to be used (or sold as inventory) in carrying on the business of the Borrower or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, constructed or improved and the proceeds thereof; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Debt secured by such Lien), the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Borrower or a Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Borrower to whom authority to enter into the transaction has been delegated by the board of directors of the Borrower); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;
(h)    any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;
(i)    any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (e), (f) and (g) of this Section 10.1, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and
(j)    in addition to the Liens described above, any other Liens securing Debt or other obligations not permitted above, subject to the limitations set forth in Section 9.3.
SECTION 10.2    Limitations on Asset Dispositions. Sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Borrower and its Subsidiaries; provided, however, that the Borrower or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Borrower and its Subsidiaries if such assets are sold in an arms-length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within three-hundred sixty five (365) days of such sale, lease or disposition, in any combination:
(a)    to acquire productive assets used or useful in carrying on the business of the Borrower and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of (or the Borrower or any Subsidiary is contractually obligated to acquire such productive assets pursuant to a binding contract entered into within such 365 day period so long as such productive assets shall have been acquired within sixty (60) days following such 365 day period); and/or
(b)    to prepay other Senior Debt; provided that such prepayment shall be pursuant to, and in accordance with, the terms of the Senior Unsecured Private Notes until such time as (i) the Senior Unsecured Private Notes have been repaid, defeased or repurchased in full or (ii) the provisions of the Senior Unsecured Private Notes have been amended to remove the requirements set forth in Section 10.5(2) thereof.
As used in this Section 10.2, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its Subsidiaries during any Fiscal Year, exceeds fifteen percent (15%) of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Borrower and its Subsidiaries and (ii) any sale or transfer of property acquired by the Borrower after the date of this Agreement to any Person within three hundred sixty-five (365) days following the acquisition or construction of such property by such Person if such Person shall concurrently with such sale or transfer, lease such property, as lessee.
SECTION 10.3    Limitations on Mergers and Liquidation. Consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided, that any Subsidiary of the Borrower may (a) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to (i) the Borrower so long as in connection with any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing entity or (ii) any other Person so long as the survivor is a Subsidiary or (b) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.2.

SECTION 10.4    Transactions with Affiliates. Enter into, directly or indirectly, any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with an Affiliate (other than the Borrower), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to the Borrower or any Subsidiary, taken as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
SECTION 10.5    Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP, as set forth in Section 13.9 or as recommended by the Securities Exchange Commission or the Public Company Accounting Oversight Board or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.
SECTION 10.6    Restrictive Agreements.
(a)    Enter into any agreement, indenture or instrument after the Closing Date or any amendment or other modification to any agreement, indenture or instrument in existence on the Closing Date (each, an “Other Debt Agreement”) which contains any covenant or covenants that are more restrictive than the provisions of Articles VIII, IX and X unless (i) the aggregate outstanding principal amount of all such Debt evidenced by Other Debt Agreements does not exceed $25,000,000 or (ii) at the time of the execution of such Other Debt Agreement, the Borrower or applicable Subsidiary has entered into, or has indicated to the Administrative Agent its agreement to enter into, an amendment to this Agreement, the effect of which is to conform the applicable covenant or covenants contained in this Agreement such that they are as restrictive as those contained in such Other Debt Agreement. For purposes of this Section 10.6(a), the provisions of any future debt securities on the same terms as the Senior Unsecured Public Notes as of the date of this Agreement are not more restrictive than the provisions of Articles VIII, IX, and X of this Agreement.
(b)    Enter into or permit to exist any agreement which restricts the ability of any Subsidiary of the Borrower to pay dividends to the Borrower except (i) the Loan Documents; (ii) the Loan Documents executed in connection with the Existing 5-Year Credit Agreement, (iii) the Senior Unsecured Private Notes; (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (v) agreements evidencing purchase money Debt or Capital Leases that impose customary restrictions on the property so acquired; (vi) Hedging Agreements; (vii) customary provisions in leases restricting assignability or subleasing; (viii) restrictions which are not more restrictive than those set forth in this Agreement contained in any documents governing any Debt incurred after the Closing Date in accordance with the provisions of this Agreement; and (ix) any customary restrictions imposed pursuant to an agreement that has been entered into in connection with any disposition permitted under Section 10.2.
SECTION 10.7    Nature of Business. Engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.
ARTICLE XI

DEFAULT AND REMEDIES
SECTION 11.1    Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)    Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(c)    Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)    Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.4(a)(i)(A), 8.10 or Articles IX or X.
(e)    Default in Performance of Other Covenants and Conditions. The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.
(f)    Hedging Agreement. The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by the Borrower as a result thereof exceeds $25,000,000.
(g)    Debt Cross-Default. The Borrower or any Material Subsidiary shall (i) default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Debt (other than the Loans or any Reimbursement Obligation) that is outstanding in an aggregate principal amount of at least $25,000,000 beyond the period of grace if any, provided with respect thereto, or (ii) default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt (other than the Loans or any Reimbursement Obligation) in an aggregate principal amount of at least $25,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), become obligated to purchase or repay Debt (other than the Loans or any Reimbursement Obligation) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000.
(h)    Change in Control. Any Change in Control shall occur.
(i)    Voluntary Bankruptcy Proceeding. The Borrower or any Material Subsidiary thereof (a) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or (vi) takes corporate action for the purpose of any of the foregoing.
(j)    Involuntary Bankruptcy Proceeding. A court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any of its Material Subsidiaries, or any such petition shall be filed against the Borrower or any of its Material Subsidiaries and such petition shall not be dismissed within sixty (60) days.
(k)    Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing, other than in accordance with the express terms hereof or thereof.
(l)    ERISA. If: (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Sections 412, 430 or 431 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Borrower or any Subsidiary established or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Borrower or any Subsidiary; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11.1(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
(m)    Judgment. A final judgment or judgments at any one time outstanding for the payment of money is/are in excess of $50,000,000 (except to the extent of any third party insurance policies in which the insurer has agreed in writing that it is obligated to pay for the amount of such judgment) and which are rendered against one or more of the Borrower or any Subsidiary and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay.
SECTION 11.2    Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Facilities. Terminate the Aggregate Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other

Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.
(c)    Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.
SECTION 11.3    Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing among the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
SECTION 11.4    Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lenders in their respective capacities as such (ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them);
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and their applicable Affiliates in proportion to the respective amounts described in this clause Fourth held by them);
Fifth, to the Administrative Agent for the account of (i) the Fronting Bank, to cash collateralize any Fronted L/C Obligations then outstanding and (ii) the Lenders, to cash collateralize any Syndicated L/C Obligations then outstanding; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of such Lender, as the case may be. Each Person not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.
SECTION 11.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.4, 4.3 and 13.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4, 4.3 and 13.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XII

THE ADMINISTRATIVE AGENT
SECTION 12.1    Appointment and Authority. Each of the Lenders and the Fronting Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Bank, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
SECTION 12.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Fronting Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 12.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 12.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 12.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Fronting Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Fronting Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Fronting Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and Swingline Lender, (b) the retiring Fronting Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank shall issue letters of credit in substitution for the Fronted Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Fronting Bank to effectively assume the obligations of the retiring Fronting Bank with respect to such Fronted Letters of Credit.
SECTION 12.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 12.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, book runner or lead arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Fronting Bank hereunder.

ARTICLE XIII

MISCELLANEOUS
SECTION 13.1    Notices.
(a)    Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
(b)    Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.
If to the Borrower:    Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, North Carolina 28201-1401
Attention: Mr. Steven E. Burt,
Vice President - Treasurer
Telephone No.: (704) 708-2886
Telecopy No.: (704) 849-2011

With copies to:    Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, North Carolina 28201-1401
Attention: Mr. James C. Snyder, Jr., Senior Vice President, General Counsel and Secretary
Telephone No.: (704) 814-5209
Telecopy No.: (704) 708-7121

If to Wells Fargo as    Wells Fargo Bank, National Association
Administrative Agent:    MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone No.: (704) 590-2703
Telecopy No.: (704) 715-0092

If to any Lender:    To the address set forth on the Register
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
SECTION 13.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 5.1 without the written consent of each Lender directly affected thereby;
(b)    extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby except as set forth in Section 2.8;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (v) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to (i) waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(d) during the continuance of an Event of Default and (ii) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(e)    change Section 4.6 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; or
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Bank in addition to the Lenders required above, affect the rights or duties of the Fronting Bank under this Agreement or any Letter of Credit Application relating to any Fronted Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender in its capacity as Issuing Lender of any Syndicated Letter of Credit, affect the rights or duties of such Lenders under any Letter of Credit Application relating to any Syndicated Letter of Credit issued or to be issued by such Lenders; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (vi) each Lender (and in the case of an amendment, the Borrower) who has consented in writing to any amendment, waiver or consent under this Agreement shall be deemed to have consented in writing to a corresponding amendment, waiver or consent under the Existing 5-Year Credit Agreement, and such amendment, waiver or consent shall be deemed to be effective as to such Lender (and in the case of an amendment, the Borrower) as if effected pursuant to Section 13.2 of the Existing 5-Year Credit Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 13.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Fronting Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Fronting Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Fronting Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Fronting Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Fronting Bank or such Related Party, as the case may be, such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Fronting Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Fronting Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
SECTION 13.4    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Fronting Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Fronting Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Fronting Bank or the Swingline Lender, irrespective of whether or not such Lender, the Fronting Bank or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Fronting Bank or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Fronting Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Fronting Bank, the Swingline Lender or their respective Affiliates may have. Each Lender, the Fronting Bank and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 13.5    Governing Law.
(a)    Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.
(b)    Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Fronting Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 13.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 13.7    Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
SECTION 13.8    Punitive Damages. The Administrative Agent, the Lenders and the Borrower hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
SECTION 13.9    Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For purposes of determining compliance with the covenants set out in this Agreement, any election by the Borrower to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards Nos. 157 or 159) shall be disregarded and such determination shall be made by valuing Debt at 100% of the outstanding principal thereof.
SECTION 13.10    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consents of the Fronting Bank and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Fronted Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility to an assignee who is not a Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment of Syndicated Letter of Credit. No Lender may assign any obligation under a Syndicated Letter of Credit unless an amendment, modification or supplement to such Syndicated Letter of Credit approved by the beneficiary thereof and the Administrative Agent is concurrently delivered to the Administrative Agent removing or adjusting, as the case may be, the assigning Lender’s Revolving Credit Commitment Percentage of the Stated Amount of such Syndicated Letter of Credit and replacing or adjusting the same with a corresponding Revolving Credit Commitment Percentage of the Eligible Assignee.
(vi)    No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vii)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, with the consent of the Administrative Agent and the Borrower (such consents not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, the Loans owing to it or such Lender’s participations in Fronted Letters of Credit, if any); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Fronting Bank, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further that the consent of the Administrative Agent and the Borrower shall not be required if (x) an Event of Default has occurred and is continuing at the time such participation is sold or (y) such participation is sold to a Lender, an Affiliate of a Lender or an Approved Fund.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification that would (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Revolving Credit Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall be entitled to receive a greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, so long as the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(f) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Fronting Banks. Any Lender that is a Fronting Bank may at any time assign all of its Revolving Credit Commitment pursuant to, and subject to the terms of, this Section. If such Fronting Bank ceases to be a Lender, it shall resign as a Fronting Bank. In addition, any Fronting Bank may at any time give notice of its resignation as a Fronting Bank to the Administrative Agent and the Borrower. Upon the resignation of any Fronting Bank, such Fronting Bank’s obligations to issue Fronted Letters of Credit shall terminate, and in the event any Fronted Letters of Credit issued by such Fronting Bank are outstanding at the time of its resignation, the Borrower shall terminate, backstop or cash collateralize such Fronted Letters of Credit or coordinate with any other Fronting Bank to have letters of credit issued in substitution for such Fronted Letters of Credit issued by such Fronting Bank.
SECTION 13.11    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process and the Administrative Agent or such Lender, as applicable, will use its commercially reasonable efforts to provide prior written notice thereof to the Borrower, (d) to any other party hereto,

(e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 13.12    Performance of Duties. The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.
SECTION 13.13    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Aggregate Commitment remains in effect or the Credit Facility has not been terminated.
SECTION 13.14    Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 13.15    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 13.16    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 13.17    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
SECTION 13.18    Integration; Inconsistencies with Other Documents. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative

Agent or the Lenders, or the imposition of additional burdens on, or the restriction of the rights of, the Borrower or its Subsidiaries, in any other Loan Document shall not be deemed to be in conflict or inconsistent with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 13.19    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than Hedging Obligations) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Aggregate Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 13.20    Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
SECTION 13.21    USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 13.22    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII IX, or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII IX, or X.
SECTION 13.23    Subsidiary Guarantors.
(a)    The Borrower may, at its option, provide guarantees of the Obligations from some or all of its Subsidiaries (each such Subsidiary, a “Subsidiary Guarantor”) by delivering to the Administrative Agent a Subsidiary Guaranty Agreement substantially in the form of Exhibit J (the “Subsidiary Guaranty Agreement”).
(b)    The Administrative Agent and the Lenders agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty Agreement upon written notice of the Borrower to the Administrative Agent; provided, that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement) as an obligor and guarantor under and in respect of (A) the Senior Unsecured Private Notes and (B) the Senior Unsecured Public Notes, and the Borrower so certifies to the Administrative Agent and the Lenders in a certificate of a Responsible Officer and (ii) at the time of such release and discharge, the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent stating that no Default or Event of Default exists.
SECTION 13.24    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facility described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all Loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

FAMILY DOLLAR STORES, INC., as Borrower

By: /s/Mary A. Winston
Name: Mary A. Winston
Title: Executive Vice President – Chief Financial Officer

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, a Fronting Bank and a Lender

By: /s/Scott Santa Cruz
Name: Scott Santa Cruz
Title: Managing Director

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender and a Fronting Bank

By: /s/Frances W. Josephic
Name: Frances W. Josephic
Title: Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

BRANCH BANKING AND TRUST COMPANY, as a Lender

By: /s/Bradley B. Sands
Name: Bradley B. Sands
Title: Assistant Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

FIFTH THIRD BANK, as a Lender

By: /s/Mary J. Ramsey
Name: Mary J. Ramsey
Title: Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

BANK OF AMERICA, N.A., as a Lender

By: /s/Sabrina Hassan
Name: Sabrina Hassan
Title: Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

HSBC BANK USA, N.A., as a Lender

By: /s/Kirk J. Vogel
Name: Kirk J. Vogel
Title: Senior Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/Matthew M. Springman
Name: Matthew M. Springman
Title: Executive Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

REGIONS BANK, as a Lender

By: /s/Paul Stephen Phillippi
Name: Paul Stephen Phillippi
Title: Senior Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

CAPITAL ONE, N.A., as a Lender

By: /s/Kiel Johnson
Name: Kiel Johnson
Title: AVP

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/Michael King
Name: Michael King
Title: Authorized Signatory

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/Brian H. Gallagher
Name: Brian H. Gallagher
Title: Senior Vice President

Family Dollar Stores, Inc.
Amended and Restated 4-Year Credit Agreement
Signature Page

EXHIBIT A-1
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$__________    ___________, 20__

FOR VALUE RECEIVED, the undersigned, FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of _______________ DOLLARS ($__________) or, if less, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders who are or may become a party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). This Revolving Credit Note is one of the Notes referred to in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[This Revolving Credit Note is issued in substitution for and replacement of, but not repayment or novation of, the Revolving Credit Note dated August 17, 2011, executed by the Borrower and payable to the Lender.]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT A-2
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$30,000,000.00    ___________, 20__

FOR VALUE RECEIVED, the undersigned, FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders who are or may become a party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). This Swingline Note is one of the Notes referred to in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Debt evidenced by this Swingline Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

This Swingline Note is issued in substitution for and replacement of, but not repayment or novation of, the Swingline Note dated August 17, 2011, executed by the Borrower and payable to the Lender.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT B
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Amended and Restated 4-Year Credit Agreement dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Family Dollar Stores, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.    The Borrower hereby requests that the Lenders make a [Revolving Credit Loan] [Swingline Loan] to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.3(a) of the Credit Agreement.)

2.    The Borrower hereby requests that such Loan be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement).

3.    The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Componentof Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)

[Base Rate or LIBOR Rate][1]

4.    The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.    All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

6.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]
1 Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans or (ii) an interest rate mutually agreed to between the Swingline Lender and the Borrower pursuant to Section 4.1 for Swingline Loans.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT C
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Family Dollar Stores, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.    The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

____________________________
ABA Routing Number: _________
Account Number: _____________

2.    This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT D
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.5(c) of the Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Family Dollar Stores, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.    The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: _______________. (Complete with an amount in accordance with Section 2.5 of the Credit Agreement.)

2.    The Loan to be prepaid is a [check each applicable box]

☐    Swingline Loan

☐    Revolving Credit Loan

3.    The Borrower shall repay the above-referenced Loans on the following Business Day: _______________. (Complete with the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan, and any Base Rate Loan and three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

4.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT E
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Family Dollar Stores, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.    This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐     Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)    The aggregate outstanding principal balance of such Loan is $_______________.

(b)    The principal amount of such Loan to be converted is $_______________.

(c)    The requested effective date of the conversion of such Loan is _______________.

(d)    The requested Interest Period applicable to the converted Loan is _______________.

    ☐    Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

(a)    The aggregate outstanding principal balance of such Loan is $_______________.

(b)    The last day of the current Interest Period for such Loan is _______________.

(c)    The principal amount of such Loan to be converted is $_______________.

(d)    The requested effective date of the conversion of such Loan is _______________.

    ☐     Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)    The aggregate outstanding principal balance of such Loan is $_______________.

(b)    The last day of the current Interest Period for such Loan is _______________.

(c)    The principal amount of such Loan to be continued is $_______________.

(d)    The requested effective date of the continuation of such Loan is _______________.

(e)    The requested Interest Period applicable to the continued Loan is _______________.

2.    The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3.    All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

4.    Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT F
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF EXTENSION NOTICE

EXTENSION NOTICE

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:
This notice shall constitute a request pursuant to Section 2.8(a) of the Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Family Dollar Stores, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The undersigned hereby requests that the Lenders extend the Maturity Date for an additional one year period to [_______________]. [Complete with Maturity Date as permitted pursuant to Section 2.8]

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

EXHIBIT G
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of FAMILY DOLLAR STORES, INC., a Delaware corporation (the “Borrower”), and its Subsidiaries, hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.    This Certificate is delivered to you pursuant to Section 7.2 of the Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Family Dollar Stores, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.    I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.    I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Company and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto].

4.    The Company and its Subsidiaries are in compliance with the financial covenants contained in Article IX of the Credit Agreement as shown on Schedule 1.

5.    The Applicable Margin, the Facility Fee rate and calculations determining such figures are set forth on the attached Schedule 2.

6.    The Company and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the ___ day of ________, 20__.

FAMILY DOLLAR STORES, INC., as Borrower

By:
Name:
Title:

Schedule 1
to
Officer’s Compliance Certificate

Calculation of Financial Covenants

Schedule 2
to
Officer’s Compliance Certificate

Calculation of Applicable Margin

Pricing Level	Consolidated Leverage Ratio	Facility Fee	LIBOR Rate +	Base Rate +
I	Greater than or equal to 45.0%	0.250%	1.500%	0.500%
II	Greater than or equal to 35.0% but less than 45.0%	0.200%	1.300%	0.300%
III	Greater than or equal to 25.0% but less than 35.0%	0.175%	1.200%	0.200%
IV	Greater than or equal to 15.0% but less than 25.0%	0.150%	1.100%	0.100%
V	Less than 15.0%	0.125%	1.000%	0.000%

EXHIBIT H
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and the parties identified on the Schedules hereto as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). It is understood and agreed that the rights and obligations of the Assignees hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the respective Assignees, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to any Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, an “Assigned Interests”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:    ______________________________

2.    Assignees:    See Schedules attached hereto

3.    Borrower:    Family Dollar Stores, Inc., a Delaware corporation

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Amended and Restated 4-Year Credit Agreement dated as of November 13, 2013, by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest: See Schedules attached hereto

[7.    Trade Date:        ______________]1

[Remainder of Page Intentionally Left Blank]

1 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEES

See Schedules attached hereto

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned [2]	Aggregate Amount of Commitment/ Loans for all Lenders[3]	Amount of Commitment/ Loans Assigned [3]	Percentage Assigned of Commitment/ Loans[4]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE]
[and is an Affiliate/Approved Fund of [identify Lender]5]

By:______________________________
Name:
Title:

[Consented to and]6 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:_________________________________
Name:
Title:

[Consented to:] 7

FAMILY DOLLAR STORES, INC., as Borrower

By:________________________________
Name:
Title:

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”)
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
5 Select as applicable.
6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
7 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interests, (ii) such Assigned Interests are free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignees. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.10(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to receipt of such consents as may be required under Section 13.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the relevant Assigned Interests, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own individual credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interests, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interests (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the relevant Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.

EXHIBIT I
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF SYNDICATED LETTER OF CREDIT

FORM OF SYNDICATED LETTER OF CREDIT

Issue Date:
Clean, Irrevocable Unconditional Letter of Credit No.:
To Beneficiary:     (Name)
(Address)
Dear Sir or Madam:
The banks and financial institutions set forth in Schedule 1 to this Syndicated Letter of Credit (the “Lenders”) have established through Wells Fargo Bank, National Association, acting as administrative agent and attorney-in-fact for the Lenders (in such capacity, the “Administrative Agent”), this clean, irrevocable, and unconditional (except as expressly otherwise stated herein) letter of credit (this “Letter of Credit”) in your favor as beneficiary (the “Beneficiary”) at the request and for the account of Family Dollar Stores, Inc. (the “Account Party”) for drawings up to U.S. $____________ effective immediately and expiring at the Administrative Agent’s address at 1525 West W.T. Harris Blvd., MAC D1109-019, Charlotte, North Carolina, 28262, Attention: Syndication Agency Services (or any other office which may be designated by the Administrative Agent by written notice delivered to you) no later than 5:00 pm, Charlotte, North Carolina time, on __________________ (the “Expiration Date”). Except to the extent the amount of this Letter of Credit may be increased, this Letter of Credit cannot be modified or revoked without your written consent.

The Lenders severally undertake to promptly honor your sight draft(s) drawn on us, duly endorsed on the reverse side thereof by the Beneficiary expressly specifying the Letter of Credit No. ____________, for all or any part of this credit upon presentation of your draft drawn on us at the Administrative Agent’s office specified in the first paragraph hereof on a Business Day on or prior to the Expiration Date.
The term “Beneficiary” as used herein includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator. The term “Business Day” means any day other than a Saturday, Sunday, or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business.
Except as stated herein, this undertaking is not subject to any condition, requirement or qualification. The Lenders’ several obligations under this Letter of Credit shall be each such Lender’s individual obligation, and are in no way contingent upon reimbursement with respect thereto, or upon their ability to perfect any lien or security interest. This Letter of Credit sets forth in full all obligations of the Lenders.
Each of the Lenders agrees, for itself alone and not jointly with any other Lender, to honor a draft drawn by you and presented to the Administrative Agent in an amount not to exceed the aggregate amount available to be drawn hereunder multiplied by such Lender’s percentage obligation as set forth on Schedule 1 to this Syndicated Letter of Credit (the “Percentage Obligations”) and in accordance with the terms and conditions hereinafter set forth. The obligations of the Lenders hereunder shall be several and not joint or joint and several, and multiple draws shall be available under this Letter of Credit. Upon the transfer by a Lender to the Administrative Agent for your account of the amount specified in a draft drawn on such Lender hereunder, such Lender shall be fully discharged of its obligations under this Letter of Credit with respect to such draft, such Lender shall not be obligated thereafter to make any further payments under this Letter of Credit with respect to such draft and the amount available to be drawn thereafter under this Letter of Credit shall be automatically and permanently reduced by an amount equal to the amount of such draft. The failure of any Lender to make funds available to the Administrative Agent for payment under this Letter of Credit shall not relieve any other Lender of its obligation hereunder to make funds available to the Administrative Agent. Neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to honor its share of any drawings hereunder or to make funds available to the Administrative Agent.

Wells Fargo Bank, National Association, has been appointed by the Lenders, has been granted the authority by the Lenders to act as, and has been irrevocably granted a power of attorney by the Lenders to act as Administrative Agent for the Lenders obligated under this Letter of Credit. As Administrative Agent, Wells Fargo Bank, National Association, has full power of attorney from such Lenders to act on their behalf hereunder to (i) execute and deliver this Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by you hereunder, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of this Letter of Credit and (iv) notify the Lenders and the Account Party that a valid drawing has been made and the date that the related payment under this Letter of Credit is to be made; provided, however, that the Administrative Agent shall have no obligation or liability for any payment under this Letter of Credit (other than payment to you of such funds as have been made available to it by the Lenders pursuant to your draw).
This Letter of Credit expires on the Expiration Date.
Only the Beneficiary may make drawings under this Letter of Credit and this Letter of Credit is not transferable.
This Letter of Credit is subject to the International Standby Practices 1998, effective January 1, 1999, and to the extent not inconsistent therewith, the laws of the State of New York.

Signature        Title

Wells Fargo Bank, National Association
as Administrative Agent and attorney-in fact for
the Lenders set forth in Schedule 1
to this Syndicated Letter of Credit

SCHEDULE 1

LENDER	PERCENTAGE OBLIGATION

EXHIBIT J
to
Amended and Restated 4-Year Credit Agreement
dated as of November 13, 2013,
by and among
Family Dollar Stores, Inc.,
as Borrower,
the Lenders party thereto,
as Lenders,
and
Wells Fargo Bank, National Association,
as Administrative Agent

FORM OF SUBSIDIARY GUARANTY AGREEMENT

[FORM OF] SUBSIDIARY GUARANTY AGREEMENT dated as of [___] by and among [_______________], as Guarantors, in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

THIS SUBSIDIARY GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of [______ __, 20__], is made by and among [___________] (collectively, the “Guarantors”, each, a “Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit itself and the financial institutions (the “Lenders”) from time to time parties to that certain Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders and the Administrative Agent.
STATEMENT OF PURPOSE
Pursuant to the terms of the Credit Agreement, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.
The Borrower and the Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Extensions of Credit to the Borrower will inure, directly or indirectly to the benefit of each of the Guarantors.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of itself and the Lenders, as follows:

ARTICLE I
DEFINED TERMS
SECTION 1.1    Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:
“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).
“Guaranteed Obligations” has the meaning set forth in Section 2.1.
SECTION 1.2    Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Guaranty including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

GUARANTY
SECTION 2.1    Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of itself and the Lenders, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower, including all of the foregoing, being hereafter collectively referred to as the “Guaranteed Obligations”).
SECTION 2.2    Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Guarantor’s obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a), the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.
SECTION 2.3    Agreements for Contribution.
(a)    The Guarantors hereby agree among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full, and none of the Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Guarantor until such Obligations have been paid in full. For purposes of this Section 2.3(a), (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors) of the Guarantors other than the maker of such Excess Payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guaranteed Obligations.
(b)    No Subrogation.    Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, or the receipt of any amounts by the Administrative Agent or any Lender with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or the other Guarantors or against any collateral security held by the

Administrative Agent or any Lender for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Lenders on account of the Guaranteed Obligations are paid in full and the Revolving Credit Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 2.4    Nature of Guaranty.
(a)    Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:
(i)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower or any Guarantor is or may become a party;
(ii)    the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;
(iii)    the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); or
(iv)    any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;
it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Revolving Credit Commitments.
(b)    Each Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

(c)    Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.
SECTION 2.5    Waivers. To the extent permitted by law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):
(a)    any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;
(b)    any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, such Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;
(c)    any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Lenders of this Guaranty;
(d)    any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by Applicable Laws, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty; and
(e)    any and all right to notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon, or acceptance of, this Guaranty.
Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and Lenders would decline to enter into the Credit Agreement and the other Loan Documents.

SECTION 2.6    Modification of Loan Documents, etc. Neither the Administrative Agent nor any Lender shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:
(a)    any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;
(b)    any action under or in respect of the Credit Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;
(c)    any amendment to, or modification of, in any manner whatsoever, the Loan Documents;
(d)    any extension or waiver of the time for performance by any other Guarantor, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
(e)    the taking and holding security or collateral for the payment of the Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the Lenders have been granted a Lien, to secure any Debt of any Guarantor, any other guarantor or the Borrower to the Administrative Agent or the Lenders;
(f)    the release of anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any Lender;
(g)    any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor, any other guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any Lender; or
(h)    any application of any sums by whomever paid or however realized to any Obligations owing by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any Lender in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion.
SECTION 2.7    Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable pursuant to the terms of the Credit Agreement or other Loan Documents, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

SECTION 2.8    Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement or the other Loan Documents or otherwise.
SECTION 2.9    Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Lenders and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Lenders, the Obligations of the Borrower under the Loan Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent”, or “Lender” herein shall be deemed to refer equally to such Person or Persons.
SECTION 2.10    Termination; Reinstatement.
(a)    Subject to clause (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments terminated.
(b)    No payment made by the Borrower, any Guarantor, or any other Person received or collected by the Administrative Agent or any Lender from such Borrower, any Guarantor, or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Guaranteed Obligations or any payment received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments terminated.
(c)    Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, or the proceeds of any collateral are required to be refunded by the Administrative Agent or any Lender to such Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or collateral securing such obligation).
SECTION 2.11    Payments. Payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 11.4 of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.
SECTION 2.12    Payments. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty or any other Loan Document, voidable under any act or law pertaining to insolvency or debtor relief and not for any greater amount). Subject to Section 2.10, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to make any Extensions of Credit, each Guarantor hereby represents and warrants that:
SECTION 3.1    Organization; Power; Qualification. Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this

Guaranty and the other Loan Documents to which it is a party and to perform the provisions hereof and thereof.
SECTION 3.2    Authorization of Agreement; Enforceability. This Guaranty has been duly authorized by all necessary corporate action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.3    Compliance of Guaranty with Laws, etc. The execution, delivery and performance by such Guarantor of this Guaranty will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor.
SECTION 3.4    Title to Properties. Such Guarantor has good and sufficient title to the properties it owns or purports to own that individually or in the aggregate are Material, including all such properties reflected on the most recent audited balance sheet of the Company and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement or purposed to have been acquired by such Guarantor after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Credit Agreement.
SECTION 3.5    Liens. Such Guarantor has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1 of the Credit Agreement.
SECTION 3.6    Litigation. 9 (i) [Except as disclosed in Note [●] to the consolidated financial statements included in the Borrower’s Form 10-[Q][K] filed with the Securities and Exchange Commission on [●], t][T]here are no actions, suits, investigations or proceedings pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor or any property of such Guarantor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; [and] (ii) [the disclosure contained in Note [●] to the consolidated financial statements included in the Borrower’s Form 10-[Q][K] filed with the Securities and Exchange Commission on [●] individually or in the aggregate, would not

9 Bracketed language in Section 3.6 to be included with information from the Borrower’s most recently filed 10-K or 10-Q, as applicable, immediately prior to the execution of this Guaranty.

reasonably be expected to have a Limited Material Adverse Effect; and (iii)] such Guarantor is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator of Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws or OFAC) of any Governmental Authority, in each case, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

MISCELLANEOUS
SECTION 4.1    Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 13.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Company set forth in Section 13.1 of the Credit Agreement.
SECTION 4.2    Amendments in Writing. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.2 of the Credit Agreement.
SECTION 4.3    Expenses; Indemnification; Waiver of Consequential Damages, etc.
(a)    Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and reasonable expenses incurred in connection with enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.
(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any such Guarantor’s delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Guaranty.
(c)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty to the extent the Borrower would be required to do so pursuant to Section 13.3 of the Credit Agreement.
(d)    To the fullest extent permitted by Applicable Law, each Guarantor shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby. No indemnitee referred to in this Section 4.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    All amounts due under this Section shall be payable promptly after demand therefor.
SECTION 4.4    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Lender or the Swingline Lender, irrespective of whether or not such Lender or the Swingline Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender or their respective Affiliates may have. Each Lender and the Swingline Lender agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 4.5    Governing Law; Jurisdiction; Venue; Service of Process.
(a)    Governing Law. This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.
(b)    Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Fronting

Bank may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 4.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 4.7    No Waiver by Course of Conduct, Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 4.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
SECTION 4.8    Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of each Guarantor (and shall bind all Persons who become bound as a Guarantor under this Guaranty), the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the Lenders.
SECTION 4.9    Survival of Indemnities. Notwithstanding any termination of this Guaranty, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 4.3 and any other provision of this Guaranty and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 4.10    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Guaranty are for convenience only, and neither limit nor amplify the provisions of this Guaranty.
SECTION 4.11    Severability of Provisions. Any provision of this Guaranty or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 4.12    Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
SECTION 4.13    Integration. This Guaranty comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Guaranty and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that any provision of any other Loan Document which imposes additional burdens on any Guarantor or further restricts the rights of any Guarantor or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Guaranty and shall be given full force and effect.
SECTION 4.14    Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Guaranty with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
SECTION 4.15    Acknowledgements. Each Guarantor hereby acknowledges that:
(a)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the

Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(b)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.
. At such time as the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments have been terminated, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Guaranty under seal by their duly authorized officers, all as of the day and year first above written.
[GUARANTOR], as Guarantor

By:
Name:
Title:

[Signature Pages Continue]

Subsidiary Guaranty Agreement
Family Dollar Stores, Inc.
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Subsidiary Guaranty Agreement
Family Dollar Stores, Inc.
Signature Page

SCHEDULE 1.1(a)

Fronting Bank Sublimits

Fronting Bank	Fronting Bank Sublimit
Wells Fargo Bank, National Association	$100,000,000
U.S. Bank National Association	$100,000,000

SCHEDULE 1.1(b)

Lenders and Revolving Credit Commitments

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$40,000,000.00	13.333333330%
U.S. Bank National Association	$40,000,000.00	13.333333330%
Branch Banking and Trust Company	$35,000,000.00	11.666666670%
Fifth Third Bank	$35,000,000.00	11.666666670%
Bank of America, N.A.	$25,000,000.00	8.333333330%
HSBC Bank USA, N.A.	$25,000,000.00	8.333333330%
PNC Bank, National Association	$25,000,000.00	8.333333330%
Regions Bank	$25,000,000.00	8.333333330%
Capital One, N.A.	$20,000,000.00	6.666666670%
Morgan Stanley Bank, N.A.	$20,000,000.00	6.666666670%
The Huntington National Bank	$10,000,000.00	3.333333330%
Total	$300,000,000.00	100.000000000%

SCHEDULE 1.2

Closing Date Letters of Credit

Fronting Bank	Applicant Name	Letter of Credit Number	Issuance Date	Expiration Date	Amount
Wells Fargo Bank, National Association	Family Dollar Stores, Inc.	IS0024907U	03/06/2013	12/31/2014	$15,980.78
Wells Fargo Bank, National Association	Family Dollar Stores, Inc.	SM211254	08/17/2011	09/02/2014	$3,979,100.99
Wells Fargo Bank, National Association	Family Dollar Stores, Inc.	968-055291	08/17/2011	09/02/2014	$14,700,000.00

SCHEDULE 6.1(b)
Subsidiaries and Capitalization

Subsidiary	Jurisdiction of Incorporation	Stockholder
Family Dollar Holdings, Inc.	NC	Family Dollar Stores, Inc. - 100%
Family Dollar, Inc.	NC	Family Dollar Stores, Inc. - 100%
Family Dollar Insurance, Inc.	SC	Family Dollar Stores, Inc. - 100%
Family Dollar Services, Inc.	NC	Family Dollar, Inc. - 100%
Family Dollar Operations, Inc.	NC	Family Dollar, Inc. - 100%
Family Dollar Trucking, Inc.	NC	Family Dollar, Inc. - 100%
Family Dollar Stores of Florida, Inc.	FL	Family Dollar, Inc. - 100%
Family Dollar Stores of Alabama, Inc.	AL	Family Dollar, Inc. - 100%
Family Dollar Stores of Arkansas, Inc.	AR	Family Dollar, Inc. - 100%
Family Dollar Stores of Colorado, Inc.	CO	Family Dollar, Inc. - 100%
Family Dollar Stores of Connecticut, Inc.	CT	Family Dollar, Inc. - 100%
Family Dollar Stores of Delaware, Inc.	DE	Family Dollar, Inc. - 100%
Family Dollar Stores of D.C., Inc.	DC	Family Dollar, Inc. - 100%
Family Dollar Stores of Georgia, Inc.	GA	Family Dollar, Inc. - 100%
Family Dollar Stores of Iowa, Inc.	IA	Family Dollar, Inc. - 100%
Family Dollar Stores of Louisiana, Inc.	LA	Family Dollar, Inc. - 100%
Family Dollar Stores of Maryland, Inc.	MD	Family Dollar, Inc. - 100%
Family Dollar Stores of Massachusetts, Inc.	MA	Family Dollar, Inc. - 100%
Family Dollar Stores of Michigan, Inc.	MI	Family Dollar Services, Inc. - 100%
Family Dollar Stores of Mississippi, Inc.	MS	Family Dollar, Inc. - 100%
Family Dollar Stores of Missouri, Inc.	MO	Family Dollar, Inc. - 100%
Family Dollar Stores of New Jersey, Inc.	NJ	Family Dollar, Inc. - 100%
Family Dollar Stores of New Mexico, Inc.	NM	Family Dollar, Inc. - 100%
Family Dollar Stores of New York, Inc.	NY	Family Dollar, Inc. - 100%
Family Dollar Stores of North Carolina, Inc.	NC	Family Dollar, Inc. - 100%
Family Dollar Stores of Ohio, Inc.	OH	Family Dollar Stores, Inc. - 100%
Family Dollar Stores of Oklahoma, Inc.	OK	Family Dollar, Inc. - 100%
Family Dollar Stores of Pennsylvania, Inc.	PA	Family Dollar, Inc. - 100%
Family Dollar Stores of Rhode Island, Inc.	RI	Family Dollar, Inc. - 100%
Family Dollar Stores of South Carolina, Inc.	SC	Family Dollar, Inc. - 100%
Family Dollar Stores of South Dakota, Inc.	SD	Family Dollar, Inc. - 100%
Family Dollar Stores of Tennessee, Inc.	TN	Family Dollar, Inc. - 100%
Family Dollar Stores of Vermont, Inc.	VT	Family Dollar, Inc. - 100%
Family Dollar Stores of Virginia, Inc.	VA	Family Dollar, Inc. - 100%

Family Dollar Stores of West Virginia, Inc.	WV	Family Dollar, Inc. - 100%
Family Dollar Stores of Wisconsin, Inc.	WI	Family Dollar, Inc. - 100%
Family Dollar Merchandising, L.P.	DE	Family Dollar Holdings, Inc. - 1% GP Interest Family Dollar Services, Inc. - 99% LP Interest
Family Dollar Distribution, LLC	TX	Family Dollar Services, Inc. - 1% Member Interest Family Dollar Stores of Florida, Inc. - 99% Member Interest
Family Dollar Stores of Indiana, L.P.	IN	Family Dollar Holdings, Inc. -1 % GP Interest Family Dollar Stores of Ohio, Inc. - 99% LP Interest
Family Dollar Stores of Kentucky, Ltd.	KY	Family Dollar Holdings, Inc. - 1% GP Interest Family Dollar, Inc. - 99% LP Interest
Family Dollar Stores of Texas, LLC	TX	Family Dollar Holdings, Inc. - 1 % Member Interest Family Dollar Stores of Ohio, Inc. 99% Member Interest
Family Dollar GC, LLC	NC	Family Dollar, Inc. 100% Member Interest
FDO Trading International, LLC	NC	FDO Trading International Hong Kong Limited - 100%
Tar Heel Trading International, S.A.R.L	Luxembourg	Family Dollar, Inc. - 100%
Tar Heel Trading International Holding Limited	Hong Kong	Tar Heel Trading International, S.A.R.L - 100%
FDO Trading International Hong Kong Limited	Hong Kong	Tar Heel Trading International Holding Limited - 100%
Tar Heel Trading International Hong Kong Limited	Hong Kong	FDO Trading International, LLC - 100%
FD Beach Blvd., LLC	FL	Family Dollar Stores of Florida, Inc. 100% Member Interest
Midwood Brands, LLC	NC	Family Dollar Services, Inc. 100% Member Interest
Family Dollar Stores of Arizona, Inc.*	AZ	Family Dollar, Inc. - 100%
Family Dollar Stores of California, Inc.*	CA	Family Dollar, Inc. - 100%
Family Dollar Stores of Nevada, Inc.*	NV	Family Dollar, Inc. - 100%
Family- Dollar Stores of North Dakota, Inc.*	ND	Family Dollar, Inc. - 100%
Family Dollar Stores of Wyoming, Inc.*	WY	Family Dollar, Inc. - 100%

*	Currently inactive

Preemptive or Similar Rights

None.
Outstanding stock purchase warrants, subscriptions, options, etc.
None.

SCHEDULE 6.1(g)
Licenses, Permits
No Exceptions.

SCHEDULE 6.1(p)
Existing Debt; Future Liens

1.
5.41% Series 2005-A Senior Notes, Tranche A due September 27, 2015, in the original principal amount of $169,000,000 issued pursuant to that certain Note Purchase Agreement dated as of September 27, 2005 (as amended, restated, supplemented or otherwise the “Note Purchase Agreement”) by and among the Borrower and Family Dollar, Inc., as obligors, and the purchasers party thereto.

2.	5.24% Series 2005-A Senior Notes, Tranche B due September 27, 2015, in the original principal amount of $81,000,000, issued pursuant to that certain Note Purchase Agreement (as defined above).
3.
5.00% Senior Notes due February 1, 2021, in the original principal amount of $300,000,000, issued pursuant to that certain Indenture dated January 28, 2011 between the Borrower and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of January 28, 2011.

4.	Intercompany Debts which vary from time to time between the Borrower and its Subsidiaries.

SCHEDULE 10.1
Existing Liens
None.

SCHEDULE 10.4
Transactions with Affiliates
None.